Strategic Alliance Agreement

This Strategic Alliance Agreement (this “Agreement”) is entered into as of April 10th, 2017 (the “Effective Date”) between NutraFuels,Inc. a Florida corporation (“NTFU) and Hall Global, LLC, a Nevada limited liability company (“HG”).

Whereas, NTFU has developed and continues to develop and manufacture products for the benefit of a number of disorders and these are or will be marketed under a variety of brand names.

Whereas, HG has expertise and multiple associates in creating products, brands and alternative delivery systems as well as the marketing of products.

Whereas, HG desires to market these HG/ NTFU products globally (the “Territory”).

Accordingly, in consideration of the mutual covenants set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.

Cooperation. The parties agree to cooperate and perform their respective obligations as set forth herein.

a.

NTFU Responsibilities. During the Term (defined below), NTFU will:

i.

Provide HG with access to certain intellectual property (as defined in Section 2b hereof, and subject to the license set forth in Section 2c hereof) related to the NTFU manufactured products in each case as necessary for HG to carry out its sales and marketing responsibilities.

ii.

Provide manufacturing and support services to HG for its brands and clients into the various sales channels that will be employed. Manufacturing to be done in a GMP FDA registered facility. NTFU will place and maintain product liability insurance of at least 5 million dollars [$5,000,000] and add HG and products to the policy as a named insured.

b.

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HG Responsibilities.  During the Term, HG will:

i.

Recommend to and direct the HG Associates to use HG/NTFU branded and manufactured products on a priority basis. HG brands, delivery methods, processing equipment and generic products are listed in Exhibit A. NTFU products are listed within Exhibit C.

ii.

Assist the NTFU with electronic communications in the marketing of its brands and in so doing market the NTFU manufacturing capabilities to third parties.

iii.

HG may engage third parties (either employees and/or contractors) to perform and/or assist in the performance of its responsibilities under this Agreement, as may be reasonably necessary in its business judgement. Notwithstanding anything contained in this Agreement to the contrary, if HG engages any third party to perform and/or assist in the performance of its responsibilities under this Agreement, HG shall remain fully liable and ultimately responsible for performing such responsibilities. The term “affiliate” as used herein means, with respect to a party, a person or entity that is directly or indirectly controlling, controlled by or under common control with such party, where “control” and derivative terms mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting rights, by contract or otherwise.

iv.

Utilize the services of NTFU as the prime manufacturer of the HG products and brands. NTFU will not utilize a third party manufacturer except with the consent of HG.

c.

Territories. The parties agree to cooperate in establishing an HG/ NTFU presence on a global basis, on terms to be mutually agreed upon as each international market is developed either directly or via a license.

2.

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Proprietary Rights.

a.

Trademarks. Subject to the terms and conditions of this Agreement, each party (“Grantor”) hereby grants to the other party (“Grantee”) during the Term a limited, non- exclusive, non-transferable license to use and display the trademarks and logos authorized in writing by Grantor (the “Trademarks”), in each case solely for the purposes of performing the Grantee’s obligations hereunder. All use of such Trademarks must be approved in advance by Grantor. Any rights (including goodwill) that Grantee acquires by use of the Grantor’s Trademarks shall inure solely to the benefit of Grantor. Grantee shall not use any other mark confusingly similar to the Trademarks. Grantee shall use the Trademarks in accordance with Grantor’s guidelines as may be provided by Grantor from time to time, and shall not alter or modify the Grantor’s Trademarks or use the Grantor’s Trademarks in any manner that might disparage or injure Grantor’s reputation.

b.

IP. As between the parties, all intellectual property bearing either HG or NTFU’s name, services, data and other intellectual property rights related thereto, together with all improvements, amendments and modifications thereto (whether created by NTFU, HG or jointly) (collectively “NTFU IP or HG IP”) will be solely and exclusively owned by the original holder of said IP. NTFU and HG hereby make all assignments necessary to accomplish the foregoing.

c.

Limited License. Subject to the terms of this Agreement (including the payment of fees hereunder), NTFU hereby grants to HG during the term a non-exclusive, personal and non-transferable (except as expressly permitted hereunder) license to access and use NTFU IP in connection with the use of the NTFU IP through HG efforts. HG will not, except as expressly authorized under this Agreement by NTFU in writing, copy, rent, lease, sell, transfer, assign, sublicense, disassemble, reverse engineer or decompile any part of NTFU IP. NTFU agrees to these same guidelines relative to the HG I.P.

d.

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Publicity: Right to Approve Content. Neither NTFU nor HG will issue any press releases or other public communications or content, through any channel or media now known or later developed (including without limitation or comments made through social media or other user-generated content websites and forums, and regardless of whether such comments are “private” or made accessible only to select individuals) regarding the subject matter of this Agreement without the express prior written consent of the other party.

e.

Publicity Content Provided by NTFU. NTFU will not provide HG with any trademark, logo or other materials for use in any press release or other public communication or content, for which it does not have the license, right and authority to provide. NTFU will not provide HG with any sales and marketing materials involving third parties, including but not limited to, written statements, photographs, and visual and audio recordings, without the prior written consent of such third parties.

3.

Payment.

a.

Revenue Share. Subject to the terms of this Agreement, HG agrees that NTFU shall be entitled to thirty-three and one third percent [33.33%] of the HG Operating Margin Revenues received by HG or NTFU on behalf of HG with respect to each calendar month during the term and for a three-month period following the termination or expiration of this Agreement (such three-month period, the “Termination Period”), in each case within thirty (30) days of the end of the applicable month. For purposes hereof, “HG Revenues” shall mean all revenues (from any source related to or derived by the HG/ NTFU Agreement) actually received by HG or NTFU on behalf of HG (1) from the sales and marketing of HG/NTFU branded products

(2) from the sale of NTFU endorsed or branded products sold in connection with the NTFU IP as either private label or contact manufacturing,   and   (3)   Revenues   derived   from  manufacturing

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process assigned by HG to the venture which are executed by NTFU. Exhibit B to this Agreement describes more specifically the cost and profit sharing arrangements relating to HG revenues. The parties understand and agree that HG revenues shall not include: (1) the cost of manufacturing, handling, storage, packaging, and other operational costs of performing laboratory testing, product development and sales related expenses, (2) amounts collected for sales or use taxes or duties, (3) credits, reversals, returns and charge- backs. For clarity, the amounts payable under this Section 3a will apply throughout the Term and Termination Period. NTFU will distribute HG’s portion of the margin share on a biweekly basis and reconcile and report monthly.

b.

Records: Audit. NTFU shall make and maintain detailed and accurate books, records and accounts in accordance with United States Generally Accepted Accounting Principles containing the information required to calculate the monthly payments due to HG hereunder and to verify the accuracy and completeness of the quarterly reports and NTFU’s compliance with its other obligations hereunder. NTFU shall keep such books, records and accounts for a period of three (3) years after the relevant reporting period. HG shall have the right to audit such books, records and accounts and other supporting documentation of NTFU in order to verify the monthly payments due to HG hereunder. HG will provide NTFU at least ten (10) days’ written notice of its election to conduct such an audit. NTFU, without charge, shall assist the representatives of HG in conducting such audit and shall make such documents available for inspection and copying and shall make such personnel available for interviews as may be reasonably necessary to allow HG to perform the audit. If any audit reveals that NTFU has underpaid HG by an amount equal to or greater than five percent (5%) of the monthly payments owed with respect to any monthly period, then NTFU shall reimburse HG for all reasonable costs and expenses incurred in connection with the audit. NTFU shall

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pay HG any underpayment revealed by the audit within thirty (30) days of receipt from HG of notice of such underpayment for the audited period.

c.

Expense Reimbursement. HG and NTFU shall be responsible for all reasonable travel and other out-of-pocket expenses necessitated by their obligations hereunder, or as reasonably necessary for the parties to productively manage the ongoing relationship. If either party determines it is going to incur expenses that should be borne by the venture then that party must inform and gain the agreement of the other party.

d.

Method of Payment: NTFU will remit payments to the account designated by HG on a bi-weekly basis. Such payments will be reconciled by a monthly report prepared by NTFU setting forth the NTFU collected revenues payable to HG during each calendar month having reasonable specificity as to the nature and source of such revenue. All fees payable hereunder are non-refundable and will be paid in U.S. dollars.

4.

Term: Termination.

a.

Term: Renewal. This Agreement shall commence on the effective date and shall remain in effect for three (3) years (the “Initial Term”). Thereafter, the term will automatically renew for additional one-year terms (each, a “Renewal Term”) unless either party provides the other written notice of non-renewal no less than ninety

(90) days prior to the end of the Initial Term or then-current Renewal Term, as applicable (the Initial Term together with the successive Renewal Term(s), the “Term”).

b.

Termination. This Agreement may be terminated immediately at any time by mutual consent embodied in a written agreement to terminate signed by an authorized representative of each of the parties hereto. Either party may terminate this Agreement immediately upon written notice if (1) the other party materially breaches this Agreement and such breach is not cured within thirty (30) days after receipt of written

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notice specifying the breach, and (2) in the event that either party is adjudged insolvent or bankrupt, or upon the institution of any proceedings by seeking relief, reorganization or arrangement under any laws relating to insolvency, or if any involuntary petition in bankruptcy is filed against such party and said petition is not discharged within sixty (60) days after such filing, or upon any assignment for the benefit of its creditors, or upon the appointment of a receiver, liquidator or trustee of any of its assets, or upon the liquidation, dissolution or winding up of its business.

c.

Effect of Termination. Section 2b, 4c, and 5 through 9, inclusive, and any payment obligation shall survive any termination or expiration of this Agreement.

5.

Confidentiality. The term “Confidential Information” shall mean any information that HG or NTFU provides or makes available to the other party hereunder. Without limitation, NTFU IP shall be the Confidential Information of NTFU and HG IP shall be the Confidential Information of HG. During the term of this Agreement, each party (the “Receiving Party”) may be provided with Confidential Information of the other party (the “Disclosing Party”). The Receiving Party shall: (1) not use the Disclosing Party’s Confidential Information except for the performance of its obligations under, (2) not disclose such Confidential Information to any party, other than its employees and consultants who have a “need to know” for the Receiving Party to exercise its rights or perform its obligations hereunder, provided that such employees and consultants are bound by written agreements respecting such Confidential Information in accordance with the terms of this Section 5; and (3) use at least reasonable measures to protect the confidentiality of such Confidential Information. If the Receiving Party is required by law to make any disclosure of such Confidential Information, the Receiving Party shall first give written notice of such requirement to the Disclosing Party, and shall permit the Disclosing Party to intervene in any relevant proceedings to protect its interests in the Confidential Information, and provide full cooperation to the Disclosing

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Party in seeking to obtain such protection. Information will not be deemed Confidential Information hereunder if such information: (1) is known or becomes known (independently of disclosure by the Disclosing Party) to the Receiving Party prior to receipt from the Disclosing Party from a source other than one having an obligation of confidentiality to the Disclosing Party, (2) becomes publicly known, except through a breach hereof by the Receiving Party, or (3) is independently developed by the Receiving Party without any direct or indirect use of the Disclosing Party’s Confidential Information, which can be shown by written evidence.

6.

Warranties: Disclaimer. Each party represents and warrants that (1) it has all necessary approvals to enter into this Agreement, (2) the performance of its obligations and any materials it has provided hereunder do not and will not conflict with any agreement, order or consent with a third party, and (3) it will comply with all applicable laws and regulations in connection with its performance hereunder. Notwithstanding anything herein, as between the parties, NTFU shall be solely responsible for obtaining all manufacturing licenses (including licenses to third party proprietary rights except as otherwise addressed herein), permits, consents and approvals necessary to conduct its activities hereunder.

7.

Injunctive Relief. Each party acknowledges that a breach of Section 2 or 5 would cause irreparable injury to the non-breaching party. Each party agrees that in the event of any violation thereof, the non-breaching party shall be authorized and entitled to obtain, from any court of competent jurisdiction, preliminary and permanent injunctive relief for breach of this Agreement which may be applicable. The aforesaid rights and remedies shall be independent, severable and cumulative and shall be in addition to any other rights or remedies to which the parties may be entitled.

8.

Miscellaneous.

a.

Assignability. HG and NTFU shall not assign, transfer, or sublicense any obligations or benefit under this Agreement without the written consent of the other party.

b.

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Arbitration. Without limiting a party’s right to seek injunctive or other equitable relief in court, any controversy or claim arising out of or relating to this Agreement (or its performance or breach) shall be settled by binding arbitration in the English language in Florida under the rules of JAMS; the decision of the arbitrator will be enforceable in any court of competent jurisdiction.

c.

Notices. All notices under this Agreement shall be in writing, and shall be deemed given when personally delivered, when sent by confirmed fax, Email, or three (3) days after being sent by prepaid certified or registered U.S. mail to the address of the party to be noticed as set forth below or such other address as such party last provided to the other by written notice.

d.

Governing Law Procedures. For all purposes of this Agreement, each party shall be and act as an independent contractor and not as joint venture or agent of the other and shall not bind nor attempt to bind the other to any contract. This Agreement shall be governed by the laws of the State of Florida without regard to the conflict of the laws’ provisions thereof. If any portion of this Agreement is illegal or unenforceable, such portion(s) shall be limited or excluded from this Agreement to the minimum extent required and the balance of this Agreement shall remain in full force, effect and enforceable. In any action or proceeding to enforce rights under this Agreement, the prevailing party will be entitled to recover costs and attorneys’ fees. This Agreement contains the entire understanding of the parties regarding its subject matter and can only be modified or waived by a subsequent written agreement signed by both parties. Any waiver by either party of any provision, default or breach hereunder shall not constitute a waiver of such provisions in the future or of any subsequent default or breach of the same or a different kind. This Agreement may be executed in any number of counterparts, each of which  shall  be  an  original  as  against  any  party  whose  signature

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appears thereon and all of which together shall constitute one and the same instrument.

ACCEPTED AND AGREED TO:

NutraFuels,Inc

Hall Global, LLC

By: E_d  g_a_r  W  a_r_d

 By:

 Name: Edgar Ward

Name: Michael R. Anderson

Title: President/CEO

Title: Member

Address for Notice

Address for Notice

6601 Lyons Road

1173 Hillsboro Mile

L6, Coconut Creek, FL. 33073

Hillsboro Beach, FL 33062 edgar@nutrafuels.comAttn:  Michael Anderson

Mikel@BlastMax.com

EXHIBIT A

HG Products and Equipment

HG shall place at NTFU two (2) pieces of equipment, both having the ability to fill/seal approximately 60 Blast Caps per minute and fill and crimp approximately 60 Straws per minute. The equipment is always owned/controlled by HG and HG has the right to move such equipment at any time if NTFU does not perform according to HG terms. NTFU will be responsible to have the equipment installed and validated at NTFU expense and expertise. NTFU will keep and submit to HG full and complete records and a weekly basis of how many Blast Caps and Straws were produced as NTFU is responsible to pay Blast Cap Technologies,  Inc

$0.01 cents per unit for equipment royalty.

Any and all formulas that is used in any of the Blast Caps and Straws that NTFU manufactures must be pre-approved in writing by HG prior to any manufacturing or selling of either products.

HG has first right to the Blast Cap and Straw equipment with their clients to have manufactured by NTFU, NTFU will on worst case scenario start the production of the products (blast caps/straws) within a ten (10) day period of time and run a minimum of two shifts/day if needed.

Initials:  _E  W

Initials:

EXHIBIT B

Margin Pool Definition

HG and NTFU will define by example the “Margin Pool” of revenues that will be received by NTFU which will be payable to HG pursuant to the margin pool described in Section 3.

Initials:

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Initials:

EXHIBIT C

NTFU Products

NTFU manufactures and sells in a variety of sizes the following products below, as new products that come available that NTFU manufactures, NTFU will immediately offer such products to HG to sell, private label and or distribute under any brand HG desires.

1.

Sprays

2.

Tinctures

3.

Vapes

4.

Formulas of all kinds

5.

Shots

Initial Example of NTFU Pricing for Blast Caps and Straws for HG (actual costs to be determined)

1.

Component Straw: $.03 (below 50,000 units)

a.

Machinery Royalty on machines supplied: $01

b.

Labor (2 operators): $.02

c.

Product Packaging: $.02

d.

Packaging Labor: $.01

e.

Manufacturing: $.10

f.

HG Royalty: $.015

2.

Straws Pricing per unit (To be confirmed) 50,000-250,000 units

a.

Component Straw: $.03

b.

Machinery Royalty on machines supplied: $.01

c.

Labor (2 operators): $.02

d.

Product Packaging: $.02

e.

Packaging Labor: $.01

f.

Manufacturing: $.07

g.

HG Royalty: $.015

3.

Straws Pricing per unit (To be confirmed) 250,000+ units

a.

Component Straw: $.03

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b.

Machinery Royalty on machines supplied: $.01

c.

Labor (2 operators): $.02

d.

Product Packaging: $.02

e.

Packaging Labor: $.01

f.

Manufacturing: $.05

g.

HG Royalty: $.01

4.

Blast Cap Pricing per unit (To be confirmed) 0-50,000 units

a.

Component Blast Cap: $.15

b.

Machinery Royalty on machines supplied: $.01

c.

Labor (2 operators): $.02

d.

Product Packaging: $.02

e.

Packaging Labor: $.01

f.

Manufacturing: $.10

g.

Blast Cap Royalty: $.015

5.

Blast Cap Pricing per unit (To be confirmed) 50,000-250,000units

a.

Component Blast Cap: $.12

b.

Machinery Royalty on machines supplied: $.01

c.

Labor (2 operators): $.02

d.

Product Packaging: $.02

e.

Packaging Labor: $.01

f.

Manufacturing: $.07

g.

Blast Cap Royalty: $.015

6.

Blast Cap Pricing per unit (To be confirmed) 250,000 +units

a.

Component Blast Cap: $.08

b.

Machinery Royalty on machines supplied: $.01

c.

Labor (2 operators): $.02

d.

Product Packaging: $.02

e.

Packaging Labor: $.01

f.

Manufacturing: $.05

g.

Blast Cap Royalty: $.01

Initials:

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Initials: